Karat Packaging Reports 2024 Third Quarter Financial Results

CHINO, Calif, November 7, 2024 – Karat Packaging Inc. (Nasdaq: KRT) (“Karat” or the “Company”), a specialty distributor and manufacturer of environmentally friendly, disposable foodservice products and related items, today announced financial results for its 2024 third quarter ended September 30, 2024.

Third Quarter 2024 Highlights

•Net sales of $112.8 million, up 6.9 percent from the prior-year quarter.
•Gross profit of $43.5 million, up 11.7 percent from prior-year quarter.
•Gross margin of 38.6 percent versus 36.9 percent in the prior-year quarter.
•Net income of $9.3 million, up 1.3 percent from the prior-year quarter.
•Net income margin of 8.2 percent versus 8.7 percent in the prior-year quarter.
•Adjusted EBITDA of $14.7 million versus $15.2 million in the prior-year quarter.
•Adjusted EBITDA margin of 13.0 percent versus 14.4 percent in the prior-year quarter.

Guidance

•Net sales for the 2024 fourth quarter expected to increase by mid to high single percent from the prior-year quarter.
•Gross margin for the 2024 fourth quarter expected to be 39 to 40 percent versus 35.7 percent for the prior-year quarter.

“Karat performed well in the third quarter, with net sales up nearly 7 percent and volume up approximately 10 percent, despite some pricing pressure,” said Alan Yu, Chief Executive Officer. “We experienced growth in most of our sales channels, paced by our online business, reflecting enhanced inventory management and marketing activities. Our cash flows from operations continued to be strong, totaling $19.5 million during the third quarter, and our board of directors have again approved an increase of our regular dividend to $0.40 per share from $0.35 per share. We remain committed to a balanced capital allocation strategy between shareholder return and long-term growth investments.

“Operationally, our efforts to expand in the supermarket chain category are starting to yield positive results. Following successful product sampling and trial orders, we initiated shipping customized bakery package containers for a major grocery chain customer in late September, followed by the initiation of shipments of utensils to another major grocery chain in mid-October. We are also excited to announce the development of additional product offerings in this sector and our intensified sales efforts in this sector.

“To support anticipated business growth, we continue our strategy of expanding Karat’s warehouse footprint in new geographic markets,” Yu added.

Third Quarter 2024 Financial Results

Net sales for the 2024 third quarter increased 6.9 percent to $112.8 million, from $105.5 million in the prior-year quarter. The increase is primarily driven by 9.9 percent in volume growth and change in product mix, as well as the inclusion of online sales platform fees of $3.0 million, partially offset by a $5.7 million unfavorable year-over-year pricing comparison, as the overall pricing environment remains competitive.

Gross profit for the 2024 third quarter increased 11.7 percent to $43.5 million, from $38.9 million in the prior-year quarter. Gross margin for the 2024 third quarters increased 170 basis points to 38.6 percent, from 36.9 percent in the prior-year quarter. Gross margin for the 2024 third quarter included a net favorable impact of 110 basis points from the adjustments to net sales related to online sales platform fees and production expenses in cost of goods sold. Gross margin also improved from lower vendor pricing and increased imports as a percentage of total product mix, partially offset by an increase in ocean freight and duty costs.

Operating expenses in the 2024 third quarter were $32.2 million, compared with $27.6 million in the prior-year quarter. The increase was primarily due to the inclusion of online sales platform fees in operating expenses, higher rent and warehouse expense, increased shipping and transportation costs, and an increase in online marketing expense, partially offset by the inclusion of production expense in cost of goods sold, and a decrease in professional expenses due to transaction costs in connection with the secondary offering during the 2023 third quarter.

Operating income in the 2024 third quarter was $11.3 million, compared with $11.4 million in the prior-year quarter. The decrease was primarily due to an increase in operating expenses of $4.7 million, partially offset by an increase in gross profit of $4.6 million.

Total other income, net, was $0.6 million for the 2024 third quarter, compared with $0.7 million in the prior-year quarter. The decrease was primarily due to loss incurred on foreign currency transactions partially offset by higher interest income and rental income from the sublease of the City of Industry warehouse.

Net income for the 2024 third quarter increased 1.3 percent to $9.3 million, from $9.1 million for the prior-year quarter. Net income margin was 8.2 percent in the 2024 third quarter, compared with 8.7 percent in the prior-year quarter.

Net income attributable to Karat for both the 2024 and 2023 third quarters was $9.1 million, or $0.45 per diluted share.

Adjusted EBITDA, a non-GAAP measure defined below, totaled $14.7 million for the 2024 third quarter, compared with $15.2 million for the prior-year quarter. Adjusted EBITDA margin, a non-GAAP measure defined below, was 13.0 percent of net sales for the 2024 third quarter, compared with 14.4 percent for the same quarter last year.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, was $0.47 per share for both the 2024 and 2023 third quarters.

Nine-Month 2024 Financial Results

Net sales for the first nine months of 2024 increased 3.5 percent to $321.0 million, from $310.1 million in the same period last year. Net sales for the first nine months of 2024 were understated by $0.7 million from products shipped and recognized as revenue in 2023 and not delivered until 2024. The increase in net sales in the first nine months of 2024 primarily resulted from volume growth and product mix change and the inclusion of online sales platform fees, partially offset by unfavorable year-over-year pricing comparison.

Gross profit for the first nine months of 2024 increased 4.7 percent to $124.5 million, compared with $118.9 million in the same period last year. Gross profit for the current year period was understated by $0.3 million related to the timing of revenue recognition. Gross margin increased to 38.8 percent for the first nine months of 2024, from 38.4 percent in the same period last year, which reflected a 60-basis-point impact from the write-off of raw materials associated with the disposal of certain machinery as we execute the plan to scale back production in the U.S. Gross margin for the current year period included a net favorable impact from the inclusion of online sales platform fees in net sales and production expenses in cost of goods sold totaling 90 basis points, as well as more favorable vendor pricing and increased import as a percentage of total product mix. These improvements were partially offset by increases in ocean freight and duty costs.

Operating expenses were $94.0 million for the nine months ended September 30, 2024, compared with $81.5 million in the same period last year. The increase in operating expenses for the current year period was primarily due to a $2.0 million non-cash impairment of an operating right-of-use asset from the sublease of our City of Industry warehouse, $0.5 million from loss on disposal of machinery in the normal course of business, the inclusion of online sales platform fees in operating expenses, higher rent and warehouse expense, an increase in online marketing expense, higher stock compensation expense and an increase in bad debt expense. These increases were partially offset by inclusion of production expense in cost of goods sold. Additionally, operating expense for the nine-months ended September 30, 2023 included impairment expense and loss on disposal of machinery of $2.2 million and transaction costs in connection with the secondary offering of $0.5 million.

Operating income was $30.5 million for the first nine months of 2024, compared with $37.5 million in the same period last year. The decrease was primarily due to an increase in operating expenses of $12.5 million, partially offset by an increase in gross profit of $5.6 million.

Total other income, net, was $1.9 million for the first nine months of 2024, compared with $0.6 million for the same period last year. The year-over-year increase was primarily driven by an increase in rental income from the sublease of our City of Industry warehouse and an increase of interest income.

Net income was $25.0 million for the nine months ended September 30, 2024, compared with $29.0 million for the same period last year. Net income margin was 7.8 percent in the first nine months of 2024, compared with 9.4 percent in the same period last year.

Net income attributable to Karat was $24.4 million, or $1.21 per diluted share, for the first nine months of 2024, compared with $28.6 million, or $1.43 per diluted share, in the same period last year.

Adjusted EBITDA, a non-GAAP measure defined below, decreased to $43.9 million in the first nine months of 2024, from $51.6 million in the same period last year. Adjusted EBITDA margin, a non-GAAP measure defined below, was 13.7 percent in the 2024 year-to-date period, compared with 16.6 percent in the same period last year.

Adjusted diluted earnings per common share, a non-GAAP measure defined below, was $1.35 in the first nine months of 2024, compared with $1.62 in the same period last year.

Dividend

On November 5, 2024, Karat’s board of directors approved an increase in the quarterly cash dividend to $0.40 per share, from the previous quarterly dividend of $0.35 per share, payable on November 29, 2024, to stockholders of record as of November 20, 2024.

Investor Conference Call

The Company will host an investor conference call today, November 7, 2024, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).

Phone: 646-307-1963 (domestic); 800-715-9871 (international)
Conference ID: 1191729
Webcast: Accessible at http://irkarat.com/; archive available for approximately one year

About Karat Packaging Inc.

Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services. To learn more about Karat Packaging, please visit the company’s website at www.karatpackaging.com.

Caution Concerning Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements, including, but not limited to, achieving financial guidance, are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

# # #

Investor Relations and Media Contacts:

PondelWilkinson Inc.
Judy Lin /Roger Pondel
310-279-5980;
ir@karatpackaging.com

KARAT PACKAGING INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$112,771	$105,528	$320,984	$310,069
Cost of goods sold	69,274	66,584	196,478	191,120
Gross profit	43,497	38,944	124,506	118,949
Operating expenses
Selling expenses	13,746	8,004	38,377	25,500
General and administrative expenses (including $643 and $702 associated with variable interest entity for the three months ended September 30, 2024 and 2023; respectively, $1,888 and $2,020 associated with variable interest entity for the nine months ended September 30, 2024 and 2023, respectively)	18,508	19,870	53,170	53,767
Impairment expense and (gain) loss, net, on disposal of machinery	(27)	(310)	2,498	2,231
Total operating expenses	32,227	27,564	94,045	81,498
Operating income	11,270	11,380	30,461	37,451
Other income (expenses)
Rental income (including $263 and $235 associated with variable interest entity for the three months ended September 30, 2024 and 2023; respectively, $776 and $721 associated with variable interest entity for the nine months ended September 30, 2024 and 2023, respectively)	593	259	1,484	781
Other income (expenses), net	48	32	154	(58)
(Loss) gain on foreign currency transactions	(287)	455	152	350
Interest income (including $123 and $80 associated with variable interest entity for the three months ended September 30, 2024 and 2023; respectively, $469 and $278 associated with variable interest entity for the nine months ended September 30, 2024 and 2023, respectively)	770	454	1,734	1,040
Interest expense (including $517 and $528 associated with variable interest entity for the three months ended September 30, 2024 and 2023; respectively, $1,553 and $1,499 associated with variable interest entity for the nine months ended September 30, 2024 and 2023, respectively)	(535)	(536)	(1,607)	(1,516)
Total other income, net	589	664	1,917	597
Income before provision for income taxes	11,859	12,044	32,378	38,048
Provision for income taxes	2,597	2,904	7,413	9,045
Net income	9,262	9,140	24,965	29,003
Net income attributable to noncontrolling interest	168	75	605	431
Net income attributable to Karat Packaging Inc.	$9,094	$9,065	$24,360	$28,572
Basic and diluted earnings per share:
Basic	$0.45	$0.46	$1.22	$1.44
Diluted	$0.45	$0.45	$1.21	$1.43
Weighted average common shares outstanding, basic	20,017,774	19,890,646	19,993,964	19,888,244
Weighted average common shares outstanding, diluted	20,133,813	19,994,648	20,107,801	19,962,999

KARAT PACKAGING INC. AND SUBSIDIARIES
NET SALES BY CATEGORY (UNAUDITED)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
National and regional chains	$23,312	$23,407	$68,834	$68,602
Distributors	63,071	61,037	177,995	178,274
Online	18,950	14,271	53,375	43,419
Retail	7,438	6,813	20,780	19,774
	$112,771	$105,528	$320,984	$310,069

KARAT PACKAGING INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET AND CASH FLOW INFORMATION (UNAUDITED)
(In thousands)

Selected Balance Sheet Information:	September 30, 2024	December 31, 2023
Cash and cash equivalents	$38,903	$23,076
Short-term investments	$21,531	$26,343
Accounts receivable, net of allowance for bad debt	$33,868	$27,763
Inventories	$70,918	$71,528
Total assets	$306,803	$276,397
Accounts payable	$23,375	$18,446
Total current liabilities	$54,479	$44,401
Total liabilities	$143,207	$113,707
Total stockholders’ equity	$163,596	$162,690

Selected Cash Flow Information:	Nine Months Ended September 30,
	2024	2023
Net cash provided by operating activities	$39,732	$43,088
Net cash provided by (used in) investing activities	$1,820	$(21,341)
Dividends paid to shareholders	$(23,006)	$(16,917)
Net cash used in financing activities	$(25,725)	$(9,626)

KARAT PACKAGING INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(In thousands, except percentages and per share amounts)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin	Three Months Ended September 30,				Nine Months Ended September 30,
	2024		2023		2024		2023
	Amounts	% of net sale	Amounts	% of net sale	Amounts	% of net sale	Amounts	% of net sale
Net income	$9,262	8.2%	$9,140	8.7%	$24,965	7.8%	$29,003	9.4%
Add (deduct):
Interest income	(770)	(0.7)	(454)	(0.4)	(1,734)	(0.5)	(1,040)	(0.3)
Interest expense	535	0.5	536	0.5	1,607	0.5	1,516	0.5
Provision for income taxes	2,597	2.3	2,904	2.8	7,413	2.3	9,045	2.9
Depreciation and amortization	2,691	2.3	2,708	2.6	7,980	2.5	8,058	2.6
Stock-based compensation expense	400	0.4	250	0.2	1,715	0.5	743	0.2
Secondary offering transaction costs (1)	—	—	453	0.4	—	—	453	0.1
Write-off of inventory (2)	—	—	—	—	—	—	1,710	0.6
Impairment expense and (gain) loss, net, on disposal of machinery (2)	—	—	(310)	(0.4)	—	—	2,135	0.6
Operating right-of-use asset impairment	—	—	—	—	1,993	0.6	—	—
Adjusted EBITDA	$14,715	13.0%	$15,227	14.4%	$43,939	13.7%	$51,623	16.6%
(1) Secondary offering transaction costs represent legal and professional fees incurred in connection with the completion of the secondary offering, which were directly related to the offering and were incremental to our normal operating expenses.

(2) The write-off of inventory and impairment expense and (gain) loss, net, on disposal of machinery represent amounts recognized in connection with the scaling back of production in certain locations. As part of the execution of this strategy, certain machinery and equipment was disposed of or impaired, and raw materials associated with those machinery and equipment were written-off.

Reconciliation of Adjusted Diluted Earnings Per Common Share	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Diluted earnings per common share	$0.45	$0.45	$1.21	$1.43
Add (deduct):
Stock-based compensation expense	0.02	0.01	0.09	0.04
Secondary offering transaction costs (1)	—	0.02	—	0.02
Write-off of inventory (2)	—	—	—	0.09
Impairment expense and (gain) loss, net, on disposal of machinery (2)	—	(0.01)	—	0.10
Operating right-of-use asset impairment	—	—	0.10	—
Income tax impact of adjustments	—	—	(0.05)	(0.06)
Adjusted diluted earnings per common shares	$0.47	$0.47	$1.35	$1.62

(1) Secondary offering transaction costs represent legal and professional fees incurred in connection with the completion of the secondary offering, which were directly related to the offering and were incremental to our normal operating expenses.

(2) The write-off of inventory and impairment expense and (gain) loss. net, on disposal of machinery represent amounts recognized in connection with the scaling back of production in certain locations. As part of the execution of this strategy, certain machinery and equipment was disposed of or impaired, and raw materials associated with those machinery and equipment were written-off.

Reconciliation of Adjusted EBITDA by Entity	Three Months Ended September 30, 2024
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss)	$9,094	$197	$(29)	$9,262
Add (deduct):
Interest income	(647)	(123)	—	(770)
Interest expense	18	517	—	535
Provision for income taxes	2,597	—	—	2,597
Depreciation and amortization	2,388	303	—	2,691
Stock-based compensation expense	400	—	—	400
Adjusted EBITDA	$13,850	$894	$(29)	$14,715

Reconciliation of Adjusted EBITDA by Entity	Nine Months Ended September 30, 2024
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss)	$24,044	$707	$214	$24,965
Add (deduct):
Interest income	(1,265)	(469)	—	(1,734)
Interest expense	54	1,553	—	1,607
Provision for income taxes	7,413	—	—	7,413
Depreciation and amortization	7,070	910	—	7,980
Stock-based compensation expense	1,715	—	—	1,715
Operating right-of-use asset impairment	1,993	—	—	1,993
Adjusted EBITDA	$41,024	$2,701	$214	$43,939

Reconciliation of Adjusted EBITDA by Entity	Three Months Ended September 30, 2023
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss)	$9,039	$87	$14	$9,140
Add (deduct):
Interest income	(375)	(79)	—	(454)
Interest expense	8	528	—	536
Provision for income taxes	2,904	—	—	2,904
Depreciation and amortization	2,405	303	—	2,708
Stock-based compensation expense	250	—	—	250
Secondary offering transaction costs (1)	453	—	—	453
Impairment expense and gain, net, on disposal of machinery (2)	(310)	—	—	(310)
Adjusted EBITDA	$14,374	$839	$14	$15,227

Reconciliation of Adjusted EBITDA by Entity	Nine Months Ended September 30, 2023
	Karat Packaging	Global Wells	Eliminations	Consolidated
Net income (loss)	$28,572	$499	$(68)	$29,003
Add (deduct):
Interest income	(762)	(295)	17	(1,040)
Interest expense	34	1,499	(17)	1,516
Provision for income taxes	9,045	—	—	9,045
Depreciation and amortization	7,148	910	—	8,058
Stock-based compensation expense	743	—	—	743
Secondary offering transaction costs (1)	453	—	—	453
Write-off of inventory (2)	1,710	—	—	1,710
Impairment expense and loss, net, on disposal of machinery (2)	2,135	—	—	2,135
Adjusted EBITDA	$49,078	$2,613	$(68)	$51,623
(1) Secondary offering transaction costs represent legal and professional fees incurred in connection with the completion of the secondary offering, which were directly related to the offering and were incremental to our normal operating expenses.

(2) The write-off of inventory and impairment expense and (gain) loss, net, on disposal of machinery represent amounts recognized in connection with the scaling back of production in certain locations. As part of the execution of this strategy, certain machinery and equipment was disposed of or impaired, and raw materials associated with those machinery and equipment were written-off.

Use of Non-GAAP Financial Measures
Karat utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

•Adjusted EBITDA is a financial measure calculated as net income excluding (i) interest income, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization, (v) stock-based compensation expense, (vi) secondary offering transaction costs, (vii) write-off of certain inventory items outside the normal course of business, (viii) impairment expense and (gain) loss, net, on disposal of machinery outside the normal course of business, and (ix) operating right-of-use asset impairment.
•Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by net sales.
•Adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus the per share impact of stock-based compensation, operating right-of-use asset impairment, write-off of certain inventory items outside the normal course of business, impairment expense and (gain) loss, net, on disposal of machinery outside the normal course of business, and adjusted for the related tax effects of these adjustments.

We believe the above-mentioned non-GAAP measures, which are used by management to assess the core performance of Karat, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of Karat and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.